Exhibit 33.2

AGREEMENT TO RETIRE INDEBTEDNESS

July 29, 2003

     This Agreement to Retire Indebtedness (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into this 29th day of July, 2003, by and among NII Holdings, Inc. (“NII”), Nextel Telecomunicações Ltda. (“Nextel Ltda.”) and Motorola Credit Corporation (“Motorola”).

W I T N E S S E T H:

     WHEREAS, Nextel Ltda. (as the borrower) and Motorola (as the creditor), are parties to that certain Second Amended and Restated Equipment Financing Agreement, dated as of November 12, 2002 (as the same may heretofore have been or may hereafter be further amended or modified, the “EFA”; capitalized terms used herein and not otherwise defined herein having the meanings assigned thereto in the EFA);

     WHEREAS, NII and Nextel Ltda. have requested that Motorola discharge, in full, the indebtedness of Nextel Ltda. under the EFA in exchange for the payment to Motorola of net cash proceeds of $86,000,000; and

     WHEREAS, Motorola is willing, subject to the terms and conditions hereinafter set forth, to accept, in full satisfaction of Nextel Ltda.’s obligations under the EFA (other than indemnification provisions which survive termination of the EFA), such payment.

     NOW THEREFORE, the parties hereby agree as follows:

     1.     Satisfaction of Indebtedness and Discharge of Obligations. Subject to the conditions in Section 2 below and the representations and warranties in Section 3 below, Motorola agrees to accept in full satisfaction of Nextel Ltda.’s obligations under the EFA, including without limitation all principal and interest, (except for those indemnification obligations of Nextel Ltda. in the EFA and the Credit Documents which survive termination of the EFA) a payment of US$86,000,000 (the “Discharge Payment”) and, upon receipt thereof, Motorola will execute such releases and other documents as shall be reasonably requested by NII or Nextel Ltda. in order to evidence such discharge (all fees, costs and expenses incurred by Motorola in respect of such releases and documents to be the sole joint and several expense of NII and Nextel Ltda.)

     2.     Conditions to Discharge. Motorola’s obligations hereunder shall be subject to the following conditions:

2.1 The Discharge Payment shall be made in United States Dollars in immediately available funds at Motorola’s direction by no later than 12:00 p.m. (Chicago time) on September 26, 2003 and such payment shall be made free and clear of all Taxes (including, for this purpose, withholding taxes or fees applicable to the extent any portion of the Discharge Payment is characterized as interest or fees.)

2.2 On or before the making of the Discharge Payment, Motorola shall have received counterparts of the First Amendment to MEFA, in the form attached hereto as Exhibit A, duly executed by each of the parties thereto, and the conditions specified in Section 2.1 thereof shall have been met (to Motorola’s satisfaction) or waived by Motorola.

2.3 No Default or Event of Default shall exist under the EFA as of the making of the Discharge Payment.

2.4 Motorola shall be reimbursed for all costs and expenses incurred by it in connection with this Agreement and the First Amendment to MEFA.

     3.     Representations and Warranties. To induce Motorola to enter into this Agreement, Nextel Ltda. and NII jointly and severally hereby represent and warrant to Motorola as of the date hereof (and shall be deemed to represent and warrant as of the initial date of effectiveness of this First Amendment and as of the date the condition in Section 2.1 is satisfied) that:

3.1 the representations and warranties contained in the EFA and the other Credit Documents are true and correct in all material respects on and as of the date hereof except for representations and warranties that speak as of a particular date, in which case such representations and warranties are true as of such date;

3.2 this Agreement is the legal, valid and enforceable obligation of Nextel Ltda. and NII.;

3.3 the execution, delivery and performance of this Agreement and of the First Amendment to MEFA, each in accordance with its terms, and the satisfaction of the respective conditions precedent hereunder and thereunder, does not and will not: (i) conflict with or violate (A) the organizational documents of either NII or Nextel Ltda., (B) any Governmental Rule applicable to either of such Persons or their respective subsidiaries (or the property of such Persons or their respective subsidiaries) or (C) with any material contract applicable to either of such Persons (including, without limitation, the Senior Notes Indenture), (ii) result in the creation of any Lien prohibited under the terms of the MEFA or the EFA (in the case of the EFA, as in effect on the date hereof and as in effect immediately prior to the discharge contemplated hereunder);

3.4 all Governmental Approvals, if any, required in connection with the transactions contemplated hereby have been obtained and remain in full force and effect and NII, Nextel Ltda. and their respective subsidiaries are in full compliance with the terms thereof; and

3.5 no Default or Event of Default has occurred and is continuing.

     SECTION 4. GENERAL.

4.1 Reservation of Rights; Subsequent Adjustment. Nextel Ltda. acknowledges and agrees that the execution and delivery of this Agreement shall not be deemed (i) to create a course of dealing or otherwise obligate Motorola to forbear from exercising its rights under the EFA if a Default or Event of Default occurs prior to satisfaction of the conditions precedent described in Section 2 hereof, or (ii) as a waiver by Motorola of any covenant, condition, term or provision of the EFA or any of the other Credit Documents. Motorola hereby reserves all rights granted under the EFA and the other Credit Documents until Motorola receives payment in full as contemplated herein.

4.2 Full Force and Effect. The EFA and each of the other Credit Documents shall remain in full force and effect and each is hereby ratified, approved and confirmed in all respects.

4.3 Affirmation. Nextel Ltda. hereby affirms its obligations under Section 4 of the EFA and agrees to pay on demand all reasonable costs and expenses of Motorola in connection with the preparation, execution and delivery of this Agreement and all instruments and documents delivered in connection herewith. Nextel Ltda. and NII further acknowledge and agree that the discharges and release contemplated under Section 1 hereof shall have no effect on the guarantees and collateral therefor granted by Nextel Ltda. and its affiliates in respect of the MEFA and the New Senior Notes, all of which shall remain in full force and effect notwithstanding the payment of the Discharge Payment as set forth in this Agreement.

4.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the respective successors and assigns of the parties hereto.

4.5 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

4.6 Reinstatement. If either (i) all or any portion of the Discharge Payment is required to be repaid, returned or otherwise turned over or forfeited (whether temporarily or permanently, and whether to Nextel Ltda., to NII, to any Governmental Authority or to any other Person) by Motorola, or (ii) the prepayment of $100,000,000 required under Section 2.2 of the First Amendment to MEFA is not made in full on or before December 31, 2003 (or such payment or any portion thereof is required to be repaid, returned or otherwise turned over or forfeited (whether temporarily or permanently, and whether to the borrowers under the MEFA, to NII, to any Governmental Authority or to any other Person)), then (A) the discharge of Nextel Ltda. contemplated hereby (or in any release or other document executed in connection herewith) and any discharge of any Guarantor in connection therewith shall be void ab initio and all obligations of Nextel Ltda. and such other Persons under the EFA and the other Credit Documents shall be deemed to have continued, undiminished, in full force and effect, notwithstanding the execution of this Agreement or any related release or other document and (B) all amounts received by Motorola in respect of the EFA and the other Credit Documents, even if characterized as part of the Discharge Payment, shall be retained by Motorola and applied by Motorola to the obligations under the EFA and the other Credit Documents as deemed to have been continued per the preceding clause (A).

4.7 Credit Document. This Agreement shall be deemed for purposes of Section 12 of the EFA to be a Credit Document and the provisions thereof (including, without limitation, the provisions of Section 12.03 with respect to the application of New York law as the governing law) shall be applicable hereto, mutatis mutandi.

* * * * *

NII Holdings, Inc.

By:	_________________________
Its:	_________________________

Nextel Telecomunicações Ltda.

By:	_________________________
Its:	_________________________

Motorola Credit Corporation

By:	_________________________
Its:	_________________________